                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the Appropriate Box:
[_] Preliminary Proxy Statement               [_] Confidential, for Use of the
[_] Definitive Proxy Statement                    Commission only
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      DAUPHIN DEPOSIT CORPORATION
   ------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                      N/A
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

[_] No Fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common stock, par value $5.00 per share ("Dauphin Common Stock").

    (2) Aggregate number of securities to which transaction applies: Up to 31,883,167 shares of Dauphin Common Stock.


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The amount on which the filing fee of $264,232 is calculated was determined pursuant to Rule 0-11(a)(4) and
        (c) of the Securities Exchange Act of 1934, as amended, by multiplying 1/50th of 1% by an amount equal to the product of (x) $41.4375, the average of the high and the low sale prices on February 7, 1997, of Dauphin Common Stock, and (y) 31,883,167, the maximum number of shares of Dauphin Common Stock expected to be cancelled in the transaction.

    (4) Proposed maximum aggregate value of transaction:
        $1,321,158,733

    (5) Total fee paid:
        $264,232

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

APRIL 18, 1997

                      LOGO   DAUPHIN DEPOSIT CORPORATION
                               213 MARKET STREET
                        HARRISBURG, PENNSYLVANIA 17101

 INFORMATION REGARDING THE PROPOSED MERGER WITH ALLIED IRISH BANKS, P.L.C. AND
                            FIRST MARYLAND BANCORP.

  On January 21, 1997, Dauphin Deposit Corporation signed a Merger Agreement with First Maryland Bancorp and its parent corporation, Allied Irish Banks, p.l.c. Since that time, we have had many questions from shareholders, customers and others about the transaction and about Allied Irish and First Maryland. As you would expect, the merger will be a significant item of business during the Dauphin Deposit Corporation Annual Shareholders meeting scheduled for May 20, 1997.

  We've taken this opportunity to address some of the most frequently raised issues. Please remember the proxy materials contain detailed information about the proposed merger, and shareholders' decisions with respect to the merger and their vote on the merger should be based on the proxy materials.

1.WHO ARE ALLIED IRISH AND FIRST MARYLAND?

    Allied Irish is a Dublin-based banking corporation whose securities are listed and traded on the Irish, London and New York Stock Exchanges. On December 31, 1996, Allied Irish and its subsidiaries had total assets of approximately $43.9 billion, and based on this number, Allied Irish was the largest banking corporation organized in Ireland.

    First Maryland is a Baltimore-based bank holding company which, with its subsidiaries, had total assets of $10.8 billion on December 31, 1996. First Maryland's principal subsidiaries are The First National Bank of Maryland, First Omni Bank, N.A. and The York Bank and Trust Company. All of the common stock of First Maryland is owned by Allied Irish. First Maryland has outstanding publicly held preferred stock which represents approximately 1% of the voting power of First Maryland and which is listed and traded on the New York Stock Exchange under the symbol FMB.

2.WHAT IS THE IRISH CURRENCY?

    Irish currency is known as the Irish pound and is shown with the symbol IR(Pounds). Each Irish pound is made up of 100 Irish pence.

3.CAN YOU TELL ME A LITTLE ABOUT THE FINANCIAL PERFORMANCE OF ALLIED IRISH AND DAUPHIN IN 1996?

    On February 11, 1997, Allied Irish issued a press release which contained its preliminary financial results for the year ended December 31, 1996. The following are highlights from that release:

  . Profit increased 13% over 1995
  . Profit per ordinary share up 13.5%
  . Earnings per ordinary share increased 12.3% over 1995
  . Total dividend increased 16% over 1995
  .Return on equity was 21.3%

    The release also reported:

  . Income per American Depositary Share (commonly referred to as an ADS) of
    IR(Pounds)2.15 (Irish pounds)--in accordance with US generally accepted accounting principles. This is equivalent to US $3.62 per ADS. (See explanation of ADSs under question number 7.)

  . 1996 cash dividends declared per ADS of 90 Irish pence (plus tax credits per ADS of 23.9 Irish pence). This is equivalent to cash dividends per ADS of US $1.51 (plus tax credits per ADS of 40 US cents).

   Both US dollar equivalents are based on an exchange rate at December 31, 1996, of US $1.6811 per Irish pound. (Tax credits are explained under question number 14).

  . The average exchange rate in 1996 was US $1.6057 per Irish pound

    You may recall reading about Dauphin's 1996 financial performance as released to the media on January 21, 1997:

  . Net income increased 7.9% over 1995
  . Earnings per share were $2.30, an 8.5% increase over 1995
  . Cash dividends declared were $1.135 per share, an 11.8% increase over
    1995

4. WHAT HAS BEEN THE HISTORY OF THE EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND THE IRISH POUND OVER THE LAST TWO YEARS?

    As you are probably aware, currencies of countries fluctuate in value with respect to each other. We thought it would be of value to show you the extent of the valuation fluctuation between the US dollar and the Irish pound over the past two years. Accordingly, the table below shows the exchange rate for the last two years presented as the amount in US dollars required to purchase one Irish pound based on the noon buying rates.

                                                                    1996   1995
                                                                   ------ ------
        Average*.................................................. 1.5999 1.6077
        High...................................................... 1.6920 1.6430
        Low....................................................... 1.5515 1.5440

            --------
            * The average exchange rate shown is the average of the
             noon buying rates on the last day of each month during the year.

    Please remember that AIB dividends are declared in Irish pounds and fluctuation in the exchange rate may have an effect on the amount of the dividend in US dollars. Also, the AIB ordinary shares trade in Irish pounds on the Irish Stock Exchange and in pounds sterling on the London Stock Exchange. Therefore, currency exchange rate fluctuations may have an effect on the price of Allied Irish ADSs on the New York Stock Exchange.

5.WHAT APPROVALS ARE NECESSARY BEFORE THE MERGER OF DAUPHIN AND FIRST MARYLAND CAN TAKE PLACE?

    The merger must be approved by Dauphin shareholders and by Allied Irish shareholders. As we said, the Dauphin shareholders meeting is scheduled for May 20. The Allied Irish shareholders meeting will be held on May 21.

    In addition, the merger must be approved by regulatory authorities including the Board of Governors of the Federal Reserve Board and by the Pennsylvania Banking Department. In Ireland, the merger must be approved by the Central Bank of Ireland and by the Minister for Employment and Enterprise. Application for these approvals have been filed, and we do not expect to have any difficulty obtaining these approvals.

6.WHAT HAPPENS WHEN THE MERGER TAKES PLACE?

    After we receive the merger approvals mentioned previously, Dauphin will merge with and into First Maryland, and each Dauphin shareholder will receive either cash, or Allied Irish ADSs or a combination of cash and Allied Irish ADSs depending on the election made by the Dauphin shareholder. We expect the merger to be consummated during the third quarter of 1997.

7. WOULD YOU EXPLAIN WHAT AN ADS IS? WE HAVE ALSO HEARD THE USE OF THE TERM "ADR". WHAT IS THIS AND HOW IS IT DIFFERENT FROM AN ADS?

    An ADS--American depositary share--is a registered US security which represents a specific number of common or ordinary shares (we call them common shares in the US) of a foreign company. ADSs are traded in place of the underlying foreign securities in order to alleviate certain difficulties in buying and selling foreign securities, such as transferring certificates overseas and converting foreign currencies to US dollars.

    An ADR--American depositary receipt--is the negotiable certificate which represents any number of ADSs owned by the registered shareholder and corresponds to an American company's stock certificates.

    The term "ADR" is commonly used to describe both ADSs and ADRs.

8.TELL ME MORE ABOUT ALLIED IRISH ADSS.

    Each ADS of Allied Irish represents six ordinary shares of Allied Irish, and these ADSs are listed and traded (in US dollars) on the New York Stock Exchange under the symbol "AIB". You may find the Allied Irish ADSs listed by the short names "AlldIrishBk" or "AldIrish" in the New York Stock Exchange Composite Transactions Listing. The ordinary shares (corresponding to a US company's common stock) of Allied Irish are listed and traded on the Irish and London Stock Exchanges.

    In the US, The Bank of New York acts on behalf of Allied Irish to issue and transfer Allied Irish ADSs. The Allied Irish dividends on the ADSs, which historically are declared twice a year and paid in US dollars at the same time as dividends on the ordinary shares, are also paid through The Bank of New York.

9.PLEASE EXPLAIN IN MORE DETAIL THE ELECTIONS THAT A DAUPHIN SHAREHOLDER WILL BE ENTITLED TO MAKE.

    In connection with the merger each Dauphin shareholder will have the right to choose to exchange his or her Dauphin shares for either Allied Irish ADSs or cash as follows:

  . A Dauphin shareholder who elects to receive Allied Irish ADSs generally will receive for each Dauphin share that number of Allied Irish ADSs having a market value of $43 (calculated shortly before the merger closing). If the market value of Allied Irish ADSs is at or below $37, the Dauphin shareholder will receive 1.162 Allied Irish ADSs for each Dauphin share (resulting in a market value at or below $43). If the market value of Allied Irish ADSs is at or above $43, the Dauphin shareholder will receive 1.000 Allied Irish ADSs for each Dauphin share (resulting in a market value at or above $43). If the market value of Allied Irish ADSs is between $37 amd $43, the exchange ratio will float between 1.162 and 1.000 to maintain a market value of $43.

  . A Dauphin shareholder who elects to receive cash will receive $43 for each Dauphin share regardless of the market price of Allied Irish ADSs. This is subject to the allocation process discussed under question number 11.

  . In addition, a Dauphin shareholder may elect to receive Allied Irish ADSs for some of his or her stock and cash for some of his or her stock.

10. WHEN WILL DAUPHIN SHAREHOLDERS HAVE THE OPPORTUNITY TO MAKE THEIR ELECTIONS AND WHEN WILL THE EXCHANGE RATIO BE DETERMINED?

    Immediately after the Dauphin shareholders meeting, Dauphin shareholders will receive via US mail an election form and instructions to make their election. The completed election form and your Dauphin stock certificates then must be returned to--and actually received by--the exchange agent by the end of the election period. The election period will extend for at least 20 days after the election forms are mailed and will end two business days before the effective date of the merger. The anticipated election deadline will be specified in the election form.

    The exchange ratio will be calculated based on the average market price of Allied Irish ADSs for a ten day period ending on the business day which is three business days before the end of the election period discussed previously. Dauphin intends to announce publicly the exchange ratio promptly after it has been determined which will be prior to the deadline to make elections.

11. WHAT HAPPENS IF 100% OF THE DAUPHIN SHAREHOLDERS ELECT TO RECEIVE ALLIED IRISH ADSS?

    That's okay! Up to 100% of the outstanding Dauphin stock can be exchanged for Allied Irish ADSs. The only limiting factor with respect to Dauphin shareholder elections is that at least 51% of the outstanding Dauphin stock must be exchanged for Allied Irish ADSs. This requirement preserves the tax-free nature of the transaction for Dauphin shareholders who elect to exchange all of their Dauphin shares for Allied Irish ADSs. If shareholder elections result in less than 51% of Dauphin stock being exchanged for Allied Irish ADSs, a random selection process may be needed in which some of those shareholders electing cash will receive Allied Irish ADSs.

12. WHEN DOES ALLIED IRISH DECLARE AND PAY DIVIDENDS ON ITS ADSS? PLEASE DESCRIBE ITS RECENT DIVIDEND HISTORY.

    As we mentioned in describing ADSs, Allied Irish historically declares and pays dividends twice each year. Most recently, a cash dividend of 5.95 Irish pence per ordinary share or 35.7 Irish pence per ADS--equivalent to 60 US cents per ADS--was declared for the first half of 1996 and paid September 30, 1996. A second cash dividend of 9.05 Irish pence per ordinary share or 54.3 Irish pence per ADS-- equivalent to 91 US cents per ADS--was declared for the second half of 1996 and paid March 31, 1997. This equated to aggregate cash dividends of US $1.51 per ADS for 1996. In addition, these dividends carried aggregate tax credits equivalent to 40 US cents per ADS. Please see the answer to question 14 for an explanation of the tax credit.

    As you know, Dauphin historically has paid quarterly dividends in January, April, July and October and declared total cash dividends per share of $1.135 in 1996.

13. HOW WILL THE DIFFERENCE IN THE TIMING OF DIVIDEND PAYMENTS BE RESOLVED IN THE MERGER?

    Dauphin shareholders will receive the customary four quarterly dividends in 1997. Following the merger, Dauphin shareholders will receive the Allied Irish dividend for the second half of 1997 which will be paid during the first half of 1998.

14. I UNDERSTAND THAT DIVIDENDS FROM ALLIED IRISH ARE MADE UP OF A CASH PORTION AND A FOREIGN TAX CREDIT PORTION. HOW DOES THIS WORK?

    This requires a bit of explaining. Under US tax law, Dauphin pays corporate tax on its income and then Dauphin shareholders pay tax when Dauphin's after-tax earnings are dividended to shareholders. Ireland has a tax system designed to reduce double taxation of corporations and their shareholders. Under the current US/Irish tax treaty, the benefit is passed on to US shareholders of Irish companies. The benefit is this: a portion of the Irish taxes paid by Allied Irish may be available to shelter or reduce a portion of the US tax paid by shareholders on the gross dividend received.

    The cash dividend received by a holder of an Allied Irish ADS brings with it a tax credit for a portion of the Irish taxes paid by Allied Irish. (The cash dividend and the tax credit together are the gross dividend.) Assuming that the US ADS holder wants to claim the benefits resulting from the tax credit, he or she would include the gross dividend in his or her taxable income and calculate the US tax on that amount. The US tax would then be offset by the tax credit and the difference paid to the IRS.

    If an ADS holder decides not to claim the credit, only the cash portion of the dividend would be included in the holder's US taxable income. You should discuss the tax credit with your tax advisor.

15.WHAT HAS BEEN THE RECENT MARKET PRICE OF DAUPHIN'S COMMON STOCK?

    During 1996, the high and low closing prices of Dauphin common stock on the NASDAQ Stock Market National Market were $33.75 and $26.75, respectively. The year end 1996 closing price was $33.

    Remember: under the terms of the Merger Agreement, each Dauphin share can be exchanged for $43 in cash or an expected $43 in market value of Allied Irish ADSs, a 30% premium above the Dauphin year-end closing price and 60% above Dauphin's 1996 low price.

  We hope this information helps you better understand the proposed merger transaction. Please be sure to read the proxy materials carefully. They describe the merger, Allied Irish and First Maryland in detail to assist you in making your decisions about the merger.

  If you have any questions, please call Dauphin's Shareholder Relations Department at (717) 255-2369 or at (800) 468-0348 and ask for Ann Kerman or George King.